Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of July, 2003 (“Effective Date”), by and between RGII TECHNOLOGIES, INC., a Maryland corporation with its principal place of business located at 1997 Annapolis Exchange Parkway, Suite 210, Annapolis, Maryland (the “Company” or “Employer”) and KATHRYN B. FREELAND who resides at 8105 Pinehurst Harbour Way, Pasadena, MD 21122 (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee and the Employee desires to continue such employment on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company and the Employee desire and intend that this Agreement shall supercede and replace in the entirety any other agreement or agreements between the Company and the Employee concerning the Employee’s employment with the Company.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that from and after the Effective Date, the following terms and conditions shall apply to the Employee’s employment by the Company:

1.                                       Employment.  The Company hereby employs the Employee and the Employee accepts such employment as Chief Executive Officer.

2.                                       Term.

(a)                                  The term of this Agreement shall be that period commencing on the Effective Date and terminating three (3) years from the Effective Date (the “Expiration Date”), unless extended by mutual written agreement of the parties.

(b)                                 For purposes of this Agreement, “Term” shall mean the Term described in Section 2(a) above and any extension or renewal thereof or any period that Employee remains employed by Company or any of its affiliates.  Sections 6 through and including 12, 14 and 15 of this Agreement, and any other provision which by its nature is intended to continue after the Term, shall survive any expiration or termination of this Agreement.

3.                                       Duties.  The Employee is employed hereunder during the Term as Chief Executive Officer of the Company and agrees to perform the duties which are normally incident to such position, including, without limitation, those duties specified by the Board of Directors of the Company (“Board”) which are consistent with such position.  The Employee shall report directly to the Board of which the Employee shall be a member in accordance with the provisions of Section 5.10 of that certain Stock Purchase Agreement of even date herewith between the Employee, as seller and the Employer, as buyer (the “Stock Purchase Agreement”).

4.                                       Scope.  The Employee shall devote her full time, ability, and attention to the business of the Company and its affiliates during normal working hours from the Effective Date.

5.                                       Compensation and Benefits.  During the Term, the Employee shall be entitled to the following compensation and benefits:

(a)                                  Salary.  The Company shall pay to the Employee an annual salary in the amount of Two Hundred Eighty Seven Thousand Five Hundred Dollars ($287,500), such compensation to be subject to annual increase at the discretion of the Board. The Salary shall be paid to the Employee in equal installments in accordance with the regular employee pay periods and practices established by the Company.  The annual salary to be paid to the Employee by the Company under this Section 5(a) during the Term of this Agreement is sometimes referred to in this Agreement as the “Salary.”

(b)                                 The Employee shall be entitled to participate in all employee benefit programs which the Company now or shall hereafter have in effect for which the Employee is eligible; however, such benefits shall include, at a minimum those benefits referenced on Exhibit A hereto and such other benefits as shall be conferred to the Employee by the Board.

(c)                                  The Employee shall be entitled to paid vacation days, paid holidays and other benefits in accordance with the Company’s policies in effect as of the Effective Date, and shall be given full credit for all of the Employees’ existing accrued vacation and holiday pay.

(d)                                 The Company shall deduct from the Employee’s compensation, all applicable local, state, Federal or foreign taxes, including income tax, withholding tax, social security tax and pension contributions (if any) from the compensation earned by the Employee.

(e)                                  Employee shall be entitled to receive such perquisites as set forth on Exhibit A to this Agreement.

(f)                                    Employee shall be eligible to participate in stock option and similar equity based compensation programs as shall be implemented by the Board or by the Company’s parent.

6.                                       Non-Competition and Non-Solicitation.

(a)                                  Non-Competition.  As an officer of the Company, Employee has acquired knowledge of Confidential Information (as defined below), trade secrets and know-how of the Company.  Employee acknowledges that the Confidential Information (as defined below), trade secrets and know-how to which she has had access would play a significant role were she to directly or indirectly be engaged in any business in Competition (as defined below) with the Company, the Buyer and/or any of their present affiliates (collectively, the “Covered Parties” and each, a “Covered Party).  During the Term and for four (4) years following termination of employment for any reason (the “Restrictive Period”), Employee agrees that, without the prior written consent of Computer Horizons Corp., a Covered Party, (A) she will not, directly or indirectly, either as principal, manager, agent, officer, stockholder, director, consultant, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than a passive ownership or investment position of less than five percent (5%) in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with the business of any Covered Party.

(b)                                 Non-Solicitation.  During the Restrictive Period, Employee shall not, individually or on behalf of any other Person, directly or indirectly:

(i)                                     (A) seek to induce or otherwise cause any client or customer under contract with any Covered Party or any prospective client or customer to which any Covered Party has, to the knowledge of Employee, made or taken concrete steps to make a proposal at that time to (1) cease being a customer of or to not become a customer of any Covered Party, (2) divert any business of such customer from any Covered Party, or otherwise, to discontinue or alter in a manner adverse to any Covered Party, such business relationship, or (3) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the contractual relationship between any Covered Party and any of its customers or clients, suppliers, consultants, or employees, or (B) solicit for business, provide services to, do business with or become employed or retained by, any client or customer of any Covered Party or potential customer solicited by any Covered Party except that nothing herein shall restrict the ability or right of Employee to (x) become employed by any Governmental Authority, or (y) perform services completely unrelated to the services provided by a Covered Party, or

(ii)                                  hire, solicit or encourage to leave the employment or service of any Covered Party (or any future Affiliate of a Covered Party), any officer or employee of, or any consultant to, any Covered Party (or any future Affiliate of a Covered Party), or hire or participate (with another company or third party) in the process of hiring any Person who is then, or who within the preceding six (6) months was, an employee of any Covered Party (or future Affiliate thereof), or provide names or other information about the Company’s employees to any Person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; provided, however that Employee shall not be deemed to have violated this clause (ii) if an employee of a Covered Party (or any future affiliate thereof) responds directly to a general advertisement of another Person as long as Employee has no involvement or participation in the employment of such Person.

(c)                                  Definitions.  For purposes of this Agreement, the following words shall have the meanings ascribed to such words:

1.                                       “Person” means any individual, firm, partnership, company or other entity, and shall include any successor (by merger or otherwise) to such entity.

2.                                       “Competition” – A business shall be deemed to be in “competition” with a Covered Party if it is engaged in any business carried on by a Covered

Party (or in any business in which Employee knows a Covered Party has taken concrete steps toward engaging) in any location in which the business of any Covered Party is then being conducted or its products or services are being sold, and competes, directly or indirectly, with any Covered Party.

7.                                       Non-Disturbance.  During the Restrictive Period, Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Covered Party (or future Affiliate of a Covered Party) or its management.  In addition, during the Restrictive Period, Employee shall not (i) take any action that would adversely affect any contractual or customer or supplier relationships of any Covered Party (or future Affiliate thereof), including without limitation any action that would result in a diminution in business, or (ii) otherwise take any action that is known by Employee to be detrimental to the best interests of a Covered Party (or future Affiliate thereof).

8.                                       Confidentiality.

(a)                                  Employee shall keep confidential and shall not, without the prior express written consent of the Company, use, disclose, reveal, publish, transfer or provide access to any and all information relating to any Covered Party’s (or future Affiliate’s) products, facilities, methods, know-how, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer and supplier lists, financial information (including revenues, costs or profits associated with any of Covered Party’s products), bids and proposals, legal opinions, records and specifications which are owned, developed, used or retained by any Covered Party (or future Affiliate thereof) and which have not been publicly disclosed (excluding limited disclosures for business purposes) and other information of any third party which any Covered Party (or future Affiliate thereof) is under an obligation to keep confidential, and any and all documentation in any form and of every kind or type relating to the foregoing (hereinafter collectively referred to as the “Confidential Information”).

(b)                                 Notwithstanding the foregoing limitation, the obligations set forth in Section 8(a) hereof shall not apply to any information that would constitute Confidential Information but that (i) is known or available through other lawful sources and to the Employee’s knowledge not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known through no fault of Employee; (iii) is already in the possession of the Person receiving the information through lawful sources not bound by a confidentiality agreement and through no fault of Employee; (iv) the applicable Covered Party (or future Affiliate thereof) agrees in writing may be disclosed or (v) is required to be disclosed pursuant to law or court order (provided that, if possible, the applicable Covered Party (or future Affiliate thereof) is given reasonable prior written notice).

9.                                       Restrictive Covenants.

(a)                                  Not Related to Employment.  The restrictive covenants contained in Sections 6 through and including 8 (the “Restrictive Covenants”) have been agreed to as part of the conditions of employment and shall continue to apply throughout the entire Term of this Agreement and the Restrictive Period without regard to the circumstances surrounding any termination of employment of Employee by any Covered Party.

(b)                                 Rights and Remedies Upon Breach.  If Employee breaches or threatens to breach any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:  (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without any requirement that the Company post any bond, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company (ii) the right to recover actual damages, and (iii) the right to receive reimbursement for the Company’s reasonable attorneys’ fees and costs incurred as a result of Employee’s breach.

(c)                                  Severability of Covenants.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

10.                                 Developments.  If at any time or times during the Term, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned to Employee by the Company or (c) results from the use of premises or personal property (whether tangible or intangible) owned by, leased by or contracted for the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns.  Employee shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights that Employee may have or acquire in the Developments and benefits and/or rights resulting from the Development to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(a)                                  Upon disclosure of each Development to the Company, Employee will, during the Term and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agent may reasonably require:

(i)                                     to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world relating to such Development and when so obtained or vested to renew and restore the same; and

(ii)                                  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection relating to each Development.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Employee’s physical or mental incapacity or for any other reason, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

(b)                                 All decisions relative to patents, trademarks, copyrights or other petitions shall be at the sole discretion of the Company, including, without limitation, decisions as to whether and where applications shall be filed, pursued and abandoned.

(c)                                  Employee may request a release or partial release from this Agreement as to any specific Development which is not being used, or is not contemplated being used.  Such release may, if granted by the Company and in the Company’s sole discretion, be full or limited or may contain such other restrictions and conditions as the Company may require.

(d)                                 Employee represents that the Employee has no agreements or obligations to others in conflict with this Section 10 and that the Employee does not own or have an interest in any patent, patent applications or Development except as disclosed in writing and attached to this Agreement.  Employee represents that the Developments identified in the attached pages, if any, comprise all the unpatented and copyrighted Developments which Employee has made or conceived prior to the employment, which Developments are excluded from this Agreement.

11.                                 Conflicts of Interests.  Without the prior written approval of the Board, Employee shall not engage in any activity which is in conflict with the Company’s interest.  In furtherance of this covenant, Employee agrees during the Term as follows:

(a)                                  Employee will not engage in any other employment or business activity during working hours or at Employee’s work location;

(b)                                 Employee will not engage in any outside employment or activity which would conflict with or compete with Company’s business;

(c)                                  Employee will notify the Board of any conflicts of interest or excessive gifts or offers of gifts or remuneration from clients, suppliers, or others doing or seeking to do business with the Company;

(d)                                 Employee will not receive remuneration from any party doing business with or competing with Company unless the prior written consent of the Board is first obtained;

(e)                                  Employee will promptly inform Board of any business opportunities that come to the attention of Employee that relate to the existing or prospective business of Company;

(f)                                    Employee agrees to comply with all rules and policies of Company including those relating to conflicts of interest; and

(g)                                 Employee will promptly notify an officer or director of the Company in writing of any transaction of which the Employee is aware involving the Company and any other party, that is not an arms-length transaction or in which the other party is an affiliate, as that term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, of an employee of the Company.  Employee will not cause or permit the Company to participate in any such transaction without the advance written consent of an officer or director of the Company.  The parties acknowledge and agree that the Company is, contemporaneous with its entering into this Agreement, also entering into an employment agreement with Richard Gregory Freeland, the husband of the Employee.

12.                                 Compliance with Laws.  Employee agrees to comply with all applicable laws, regulations, and other requirements of any country which apply to actions, omissions, or transactions of Employee or Company or Employee’s performance of her duties for the Company.  Further, Employee agrees to comply with all applicable laws and regulations and Company policies and rules relating to and to refrain from any conduct which constitutes unlawful discrimination or sexual harassment.  Employee shall indemnify, hold harmless and defend the Company against any violations or claimed violations of Employee’s obligations herein.

13.                                 Termination.

(a)                                  Death, Disability, Change in Control, Breach or Cause.  Notwithstanding any provision of this Agreement to the contrary, Employee’s employment shall terminate upon her death, and the Company may terminate, subject to compliance with the provisions of Section 14, Employee’s employment by giving Employee written notice of such termination (i) for Cause, as hereinafter defined; (ii) if Employee shall become physically or mentally incapacitated and by reason thereof, in the good faith judgment of the Board of Directors, is substantially impaired from performing all of her duties hereunder for a period of at least ninety (90) consecutive days, and such condition is likely to continue for at least six months, in the opinion of a certified medical doctor (“Disability”); or (iii) other than for Cause, following at least ninety (90) days prior written notice .  For the purposes of this Agreement, “for Cause” shall mean any of the following events: (i) the willful failure to perform the duties reasonably assigned to Employee by the Company after detailed written notice from the Company of such failure and a thirty (30) day cure period to remedy the deficiency described in such notice, (ii) a good faith finding by the Board, after reasonable written notice and an opportunity to be heard, of Employee’s dishonesty involving the Company or willful misconduct, (iii) material breach of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between the Company and Employee or (iv) Employee’s conviction of guilt, or plea of guilty, to a felony or other indictable offense.

(b)                                 Employee, at her option, shall be able to terminate this Agreement upon written notice given to the Secretary of the Company within ninety (90) days of an occurrence of a “Change in Control” of the Company or any entity controlling the Company, including Computer Horizons Corp. (referred to collectively in this Section 13 as the Company).  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction), or (iii) within any 24 month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 13(b) unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.  Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in his capacity as an executive or director of the Company, provided that the Employee voting or tendering, exchanging or otherwise disposing of any or all his shares of the Company’s capital stock shall not be deemed participation.  For purposes of this Section 13(b), “Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, at least 50% of the outstanding securities generally entitled to vote for the election of directors.  Notwithstanding anything contained in this Agreement to the contrary, if, while the Employee is employed by the Company, a Change in Control shall occur with or without the prior approval of the Incumbent Directors, then the Company shall immediately pay the Employee a lump sum amount equal to twice the Employee’s Salary for the year in which the Change in Control occurred; provided, however, that the amount so paid shall not exceed twice the Employee’s “base amount”, as such term is defined in Section 280(G) of the Internal Revenue Code.  The lump sum payment specified in the preceding sentence shall be made in addition to any other compensation due to the Employee, or her beneficiaries, by the Company, including but not limited to salary, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits, stock ownership or stock option benefits.

(c)                                  Both the Company’s and Employee’s rights of termination shall be in addition to and shall not affect the Company’s rights and remedies under other sections of this Agreement, and such rights and remedies under such sections shall survive termination of this Agreement and Employee’s employment.

(d)                                 Employee agrees that upon the request of Company, Employee will promptly, without notice, submit to testing for the use of drugs or controlled substances.

14.                                 Compensation Upon Termination.  Upon termination of employment as provided herein, Employee shall be entitled to the following benefits, provided that a termination occurs during the Term of this Agreement:

(a)                                  Disability.  During any period that the Employee fails to perform full-time duties with the Company as a result of Disability, the Employee shall continue to be paid an amount equal to the Salary at the rate in effect at the commencement of any such period through the date of termination for Disability with such Salary to be paid in the same manner as set forth in Section 5(a), together with all amounts payable to the Employee under any disability plans or policies of the Company.  Thereafter, Employee benefits shall be determined in accordance with the insurance programs of the Company then in effect.

(b)                                 Death.  If employment shall be terminated by reason of death, then the Company shall pay to the Employee’s estate the Employee’s Salary at the rate then in effect through the date of termination, it being understood that no impairment of the rights of any beneficiaries of the benefits referenced in Exhibit A shall occur in such event.

(c)                                  For Cause or Voluntary Terminations.  If employment shall be terminated by the Company for Cause or by Employee for any reason, then the Company shall pay to Employee the Salary at the rate then in effect through the date of termination at the rate in effect at the time a notice of termination is given and shall pay any other amounts payable to Employee through the date of termination pursuant to any other compensation plans, programs, or this Agreement. Upon such payment(s), the Company shall have no further obligation to Employee under this Agreement.

(d)                                 Other than for Cause, Death, or Disability.  If employment shall be terminated by the Company other than for Cause or death or Disability of Employee, then Company shall pay to Employee the Salary at the rate then in effect for the greater of (i) the remainder of the original Term or (ii) for one (1) year following such termination, with such Salary to be paid in the same manner as set forth in Section 5(a).  In addition, all unvested stock options granted to the Employee shall immediately vest and the Company shall be responsible at its expense for the continuance of health and welfare benefits referenced on Exhibit A for one year.

15.                                 Miscellaneous.

(a)                                  Cumulative Remedies.  If either party breaches any provisions or covenants set forth in this Agreement, the other party shall be entitled to pursue any remedy available in law or in equity.  The parties agree that remedies for breach of this Agreement are cumulative.

(b)                                 Successors, Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the parties and their legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  The Company may assign this Agreement to any parent or affiliate and Employee hereby consents to such appointment.

(c)                                  Notice.  Any and all notices, requests or other communications provided for herein shall be given in writing and sent by hand delivery or by recognized overnight delivery service or by registered or certified mail, return receipt requested, with postage prepaid.  Such notices shall be addressed to the parties at their respective addresses set forth on the first page of this Agreement, unless notice of a change in address is furnished in the manner provided in this Section 15(c). Any such notice shall be deemed given when so delivered personally, or by overnight delivery service, one day after the date of deposit to such overnight delivery service or, if mailed, three days after the date of deposit in the United States mail.  Any notice which is required to be made within a stated period of time shall be considered timely if delivered before midnight of the last day of such period.

(d)                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the parties hereto.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e)                                  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  There are no other written, verbal, express, or implied agreements, understandings, or representations between the parties except as have been expressly set forth in this Agreement.  This Agreement supercedes and replaces in the entirety any other agreement or agreements between the Company and the Employee concerning the terms and conditions of Employee’s employment with the Company, including, without limitation, that certain Employment Agreement dated January 1, 1996, as amended.

(f)                                    Choice of Law and Arbitration.  This Agreement shall be governed, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Maryland.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Washington, D.C. metropolitan area, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof; provided, however, that either party shall be entitled to seek injunctive relief or specific performance of its rights hereunder in a court of competent jurisdiction during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(g)                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)                                 Attorneys’ Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which she may be entitled.

(i)                                     Authority.  Employee’s authority shall be subject to directives and resolutions of the Company’s Board of Directors .

Execution Page to Follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE:

Kathryn B. Freeland

COMPANY:

RGII TECHNOLOGIES, INC., a Maryland corporation

By:
R. Gregory Freeland, President

Exhibit A

Perquisites

1.               Health Insurance: Company will pay all such costs at Company Family rate.

2.               Dental: Company will pay all such costs at Company Family rate.

3.               Vision: Company will pay all such costs at Company Family rate.

4.               Short Term Disability: Company will pay all such costs at Company rate.

5.               Long Term Disability: Company will pay all such costs at Company rate.

6.               Life Insurance/Deferred Compensation: $4,166.67 per month.

7.               Automobile Allowance: $1,231.51 per month.

8.               Automobile Repair/Maintenance/Insurance: Company will pay all such costs.

9.               Parking: Company will pay all such costs.

10.         Corporate American Express Card: For reasonable business-related expenses.

11.         All Accrued Leave (per year):

Annual:                                                     25 days

Sick:                                                                       5 days

Holidays:                                             10 days

12.         Annual Leave Payout: Employee shall have the option each year to pay out unused annual leave balance or carry over into next year.

13.         Club Dues: Payment of monthly dues for City Club through date of employment.

14.         Cell Phone: Company will pay all such charges.

15.         Training: N/A unless directed by a Covered Party at which time training costs and associated fees would be 100% paid by the Company.